EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in millions)

                           Nine Months
                              Ended
                            Sept. 30,   Year    Year    Year    Year   Year
                               1994     1993    1992    1991    1990   1989
EARNINGS                     -------- ------- ------- ------- ------- -------
Income Before Income Taxes,
  Minority Interest and
  Cumulative Effect of
  Accounting Changes           $1,615  $2,002  $1,947  $1,877  $2,135  $2,099

Add:
Interest on debt                   63      50      76      97      98      98

Interest component of the
ESOP benefit expense               29      41      42      44      45      --

Portion of rent under
operating leases
representative of the
interest component                 35      47      47      47      44      35

Less:
Equity in undistributed
income of 20-50% owned
companies                           2      --      (1)     (6)      1       4
                             -------- ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $1,740  $2,140  $2,113  $2,071  $2,321  $2,228


FIXED CHARGES

Interest on debt                   63      50      76      97      98      98

Interest component of the
ESOP benefit expense               29      41      42      44      45      --

Portion of rent under
operating leases
representative of the
interest component                 35      47      47      47      44      35
                               ------- ------  ------  ------  ------  ------
TOTAL FIXED CHARGES              $127    $138    $165    $188    $187    $133

RATIO OF EARNINGS TO
FIXED CHARGES                   13.70   15.51   12.81   11.02   12.42   16.75